Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports a $20.1 Million Improvement in GAAP Pre-Tax Income for the 2019 Fiscal Year

  Total revenues of $338.5 million for the fiscal year, an increase of $2.0 million or 0.6% compared to fiscal 2018
  Total revenues of $104.6 million in the fourth quarter, an increase of $3.1 million or 3.0% compared to the fiscal 2018 fourth quarter
  Full-year pre-tax income improved $20.1 million compared to fiscal 2018, an $8.7 million increase over the prior period on an adjusted basis
  Fourth quarter pre-tax income improved $14.2 million compared to the fiscal 2018 fourth quarter, a $6.1 million increase over the prior period on an adjusted basis
  At year end, consolidated cash balance was $26.7 million, with no borrowings on the Company’s credit facility, compared to $17.9 million at the end fiscal 2018.

ST. LOUIS--(BUSINESS WIRE)--March 11, 2020--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the fourth quarter and fiscal year 2019 ended February 1, 2020.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “In fiscal 2019, we remained focused on our key growth strategies and disciplined expense management, and although the year did not unfold on a by-quarter basis as we originally expected, we ultimately delivered annual pre-tax profit in line with the guidance that we issued at the beginning of the fiscal year. During the fourth quarter, we saw a positive shift in retail traffic and sales leading into Christmas, which then carried over into the post-holiday period with our data indicating that Build-A-Bear outpaced national traffic trends over that time. We attribute the improvement to several factors including a meaningful shift to digital marketing that benefited both our online and in-store business and helped drive an increase in sales of gift products that appealed to a broad consumer base. We also had higher sales and redemptions of gift cards, indicative of the ongoing trend-right appeal of our hands-on retail experience.”

“We believe these results, which include our ninth consecutive quarter of double-digit e-commerce expansion and an over 80% increase in commercial revenue for the year, demonstrate the success of our strategy to diversify our business model by leveraging the strength of our brand. Our business year-to-date has been positive, although we recognize the uncertainty in the evolving marketplace due to the coronavirus. As such, we are evaluating potential business scenarios while remaining focused on our long-term goal to build on the foundation and infrastructure that we have been developing for several years,” concluded Ms. John.

Fourth Quarter 2019 Highlights (13 weeks ended February 1, 2020, compared to 13 weeks ended February 2, 2019):

  Total revenues were $104.6 million, a 3.0% increase compared to the fiscal 2018 fourth quarter, inclusive of a 2.1% increase in net retail sales and a 46.2% increase in commercial revenue;
    By geography, total revenues increased 3.6% in North America and declined 2.1% in Europe compared to the fiscal 2018 fourth quarter. Total revenues also included the Company’s ninth consecutive quarter of double-digit growth in consolidated e-commerce sales;
  Retail gross margin expanded to 50.4%, representing an improvement of approximately 450-basis points compared to the fiscal 2018 fourth quarter, including approximately 310-basis points related to the leverage of fixed occupancy with the remainder driven by expansion in merchandise margin;
  Selling, general and administrative expenses (“SG&A”) were $45.1 million, a decrease of $2.7 million primarily due to lower non-cash charges than were reported in fiscal 2018;
  Pre-tax income was $7.6 million, a $14.2 million improvement from the fiscal 2018 fourth quarter, or a $6.1 million increase over the prior period when adjusted for costs primarily related to non-cash charges (see reconciliation of GAAP to non-GAAP results);
  Income tax expense was $1.4 million, compared to an income tax expense of $3.8 million in the fiscal 2018 fourth quarter; and
  Net income was $6.2 million, or $0.42 per diluted share, compared to a net loss of $10.4 million, or $0.72 loss per diluted share, in the fiscal 2018 fourth quarter; on an adjusted basis, net income increased $6.7 million, or $0.45 per diluted share (see reconciliation of GAAP to non-GAAP results).

Fiscal Year 2019 Highlights (52 weeks ended February 1, 2020, compared to 52 weeks ended February 2, 2019):

  Total revenues were $338.5 million, a 0.6% increase compared to fiscal 2018, inclusive of a 0.9% decrease in net retail sales and an 81.3% increase in commercial revenue;
    By geography, total revenues increased 1.3% in North America and declined 5.3% in Europe compared to the prior fiscal year; consolidated e-commerce sales increased by double-digit rates compared to the prior year;
  Retail gross margin expanded to 45.4%, a 270-basis point improvement compared to fiscal 2018, including approximately 160-basis points related to the leverage of fixed occupancy costs with the remainder driven by expansion in merchandise margin;
  SG&A expenses were $152.0 million, a decrease of $5.1 million primarily due to lower non-cash charges than were reported in fiscal 2018;
  Pre-tax income was $1.6 million, a $20.1 million improvement from fiscal 2018, or a $8.7 million increase over the prior period when adjusted for costs primarily related to non-cash charges (see reconciliation of GAAP to non-GAAP results);
  Income tax expense was $1.3 million, compared to income tax benefit of $0.6 million in fiscal 2018; and
  Net income was $0.3 million, or $0.02 per diluted share, compared to a net loss of $17.9 million, or a loss of $1.23 per diluted share; on an adjusted basis, net income increased $6.1 million, or $0.42 per diluted share (see reconciliation of GAAP to non-GAAP results).

Store Activity:

The Company maintains a high level of lease optionality with over 70% of corporately-managed stores having a lease event within the next three years. As of February 1, 2020, the Company operated 372 corporately-managed locations, including 316 in North America inclusive of 22 shop-in-shops within select Walmart locations, and 56 outside of North America. Through its third-party retail model, there were 60 stores in operation with relationships that included Carnival Cruise Line, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts. The Company’s international franchisees ended the year with 92 stores in 12 countries.

Balance Sheet:

As of February 1, 2020, cash and cash equivalents totaled $26.7 million. The Company ended the fiscal year with no borrowings under its revolving credit facility.

Total inventory at year-end was $53.4 million, down 8.5% from fiscal 2018 year-end. For fiscal 2019, capital expenditures totaled $12.4 million and depreciation and amortization were $13.7 million.

As the Company previously noted, for comparison purposes, on February 3, 2019, it recorded lease liabilities of $176.2 million upon adoption of the new lease accounting standard, also referred to as ASC Topic 842, based on the present value of remaining lease payments. A corresponding right-to-use asset of $151.5 million was recorded on the balance sheet upon adoption which was net of accrued and prepaid rent, deferred lease incentives and impairment charges.

Fiscal Year 2020 Expectations:

The Company notes that it has had an increase in total revenues on a year-to-date basis in fiscal 2020 and had intended to share more detailed guidance that included ranges of expected growth in both revenue and pre-tax profit compared to fiscal 2019. However, given the rapidly changing environment with COVID-19, the Company is refraining from providing specific guidance and is evaluating a variety of scenario plans for the business going forward.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on March 18, 2019. The telephone replay is available by calling (844) 512-2921. The access code is: 13698947.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 500 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, third party retail locations and franchise stores in Africa, Asia, Australia, Europe, Mexico, the Middle East and South America. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $338.5 million in fiscal 2019. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity (including our ability to amend our credit facility on a timely basis on terms acceptable to us or at all), future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2019 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	February 1,	% of Total	February 2,	% of Total
	2020	Revenues (1)	2019	Revenues (1)
Revenues:
Net retail sales	$100,654	96.3	$98,544	97.0
Commercial revenue	3,385	3.2	2,315	2.3
International franchising	544	0.5	670	0.7
Total revenues	104,583	100.0	101,529	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	49,930	49.6	53,345	54.1
Store asset impairment	—	0.0	4,569	4.6
Cost of merchandise sold - commercial (1)	1,545	45.6	1,474	63.7
Cost of merchandise sold - international franchising (1)	419	77.0	835	124.6
Total cost of merchandise sold	51,894	49.6	60,223	59.3
Consolidated gross profit	52,689	50.4	41,306	40.7
Selling, general and administrative expense	45,107	43.1	47,842	47.1
Interest income (expense), net	(6)	(0.0)	80	0.1
Income (loss) before income taxes	7,588	7.3	(6,616)	(6.5)
Income tax expense	1,426	1.4	3,807	3.7
Net income (loss)	$6,162	5.9	$(10,423)	(10.3)

Income (loss) per common share:
Basic	$0.42		$(0.72)
Diluted	$0.42		$(0.72)
Shares used in computing common per share amounts:
Basic	14,752,560		14,573,318
Diluted	14,808,984		14,573,318
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		52 Weeks
	Ended		Ended
	February 1,	% of Total	February 2,	% of Total
	2020	Revenues (1)	2019	Revenues (1)
Revenues:
Net retail sales	$323,491	95.6	$326,304	97.0
Commercial revenue	11,892	3.5	6,560	1.9
International franchising	3,160	0.9	3,721	1.1
Total revenues	338,543	100.0	336,585	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	176,652	54.6	186,834	57.3
Store asset impairment	—	0.0	5,195	1.6
Cost of merchandise sold - commercial (1)	5,432	45.7	3,317	50.6
Cost of merchandise sold - international franchising (1)	2,836	89.7	2,485	66.8
Total cost of merchandise sold	184,920	54.6	197,831	58.8
Consolidated gross profit	153,623	45.4	138,754	41.2

Selling, general and administrative expense	152,047	44.9	157,176	46.7
Interest income (expense), net	15	0.0	85	0.0
Income (loss) before income taxes	1,561	0.5	(18,507)	(5.5)
Income tax expense (benefit)	1,300	0.4	(574)	(0.2)
Net income (loss)	$261	0.1	$(17,933)	(5.3)

Income (loss) per common share:
Basic	$0.02		$(1.23)
Diluted	$0.02		$(1.23)
Shares used in computing common per share amounts:
Basic	14,711,334		14,591,270
Diluted	14,759,810		14,591,270
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	February 1,	February 2,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$26,726	$17,894
Inventories	53,381	58,356
Receivables	11,526	10,588
Prepaid expenses and other current assets	7,117	12,960
Total current assets	98,750	99,798

Operating lease right-of-use asset	126,144	-
Property and equipment, net	65,855	66,368
Deferred tax assets	3,411	3,099
Other intangible assets, net	-	731
Other assets, net	3,202	2,050
Total Assets	$297,362	$172,046

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,680	$22,551
Accrued expenses	16,536	10,047
Operating lease liability short term	30,912	-
Gift cards and customer deposits	20,231	21,643
Deferred revenue and other	2,605	1,936
Total current liabilities	85,964	56,177

Operating lease liability long term	119,625	-
Deferred rent	-	18,440
Deferred franchise revenue	1,325	1,625
Other liabilities	1,717	1,490

Stockholders' equity:
Common stock, par value $0.01 per share	152	150
Additional paid-in capital	70,733	69,088
Accumulated other comprehensive loss	(12,079)	(12,018)
Retained earnings	29,925	37,094
Total stockholders' equity	88,731	94,314

Total Liabilities and Stockholders' Equity	$297,362	$172,046

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019

Other financial data:
Total revenues by geographic area
North America	$88,068	$84,975	$286,968	$283,347
Europe	15,893	16,226	48,532	51,231
Other (1)	622	328	3,043	2,007
Total revenues	$104,583	$101,529	$338,543	$336,585

Retail gross margin ($) (2)	$50,724	$45,199	$146,839	$139,470
Retail gross margin (%) (2)	50.4%	45.9%	45.4%	42.7%
Capital expenditures (3)	$2,285	$2,400	$12,384	$11,253
Depreciation and amortization	$3,346	$3,856	$13,705	$16,042

Store data (4):
Number of corporately-managed retail locations at end of period
North America			316	313
Europe			55	59
Asia			1	1
Total corporately-managed retail locations			372	373

Number of franchised stores at end of period			92	97

Corporately-managed store square footage at end of period (5)
North America			719,078	723,517
Europe			78,786	84,353
Asia			1,750	1,750
Total square footage			799,614	809,620
(1)	Other includes international franchising revenue outside of North America and Europe and a corporately-managed store in China.
(2)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(3)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(4)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(5)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Income (loss) before income taxes (pre-tax)	$7,588	$(6,616)	$1,561	$(18,507)
Income (loss) before income taxes adjustments:
Asset impairment/Lease modification (1) (7)	(244)	7,652	(1,016)	9,060
Foreign exchange (gains) losses (2)	(261)	(314)	71	964
Other (3)	202	485	370	757
Adjusted income (loss) before income taxes (adjusted pre-tax)	7,285	1,207	986	(7,726)

Income tax expense (benefit)	1,426	3,807	1,300	(574)
Tax adjustments:
Income tax impact: adjustments (4)	(63)	1,669	(120)	2,216
Income tax charges (5)	-	242	-	242
Valuation allowance (6)	-	(3,743)	(449)	(3,743)
Adjusted income tax expense (benefit)	1,363	1,975	731	(1,859)

Net income (loss)	6,162	(10,423)	261	(17,933)
Adjustments	(240)	9,655	(6)	12,066
Adjusted net income (loss)	$5,922	$(768)	$255	$(5,867)

Net income (loss) per diluted share (EPS)	$0.42	$(0.72)	$0.02	$(1.23)

Adjusted net loss per diluted share (adjusted EPS)	$0.40	$(0.05)	$0.02	$(0.40)
(1)	Represents non-cash asset impairment charges related to store fixed assets, receivables and inventory in the 13 and 52 weeks ending February 2, 2019.
(2)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(3)	Represents severance and other non-recurring changes in reserves and charges.
(4)	Represents the aggregate tax impact of the pre-tax adjustments.
(5)	Represents the final impact of the Tax Reform Act enacted in December 2017.
(6)	Represents the valuation allowance recorded on its deferred tax assets in the United Kingdom.
(7)	Represents the lease modification impacts of exercising early termination options in leases offset by non-cash impairment charges related to store fixed assets, receivables, and inventory in the 13 and 52 weeks ended February 1, 2020.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com